UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: December 6, 2005
Commission File No. 1-8968

ANADARKO PETROLEUM CORPORATION
1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046
(832) 636-1000

Incorporated in the State of Delaware	Employer Identification No. 76-0146568

Item 1.01  Entry into a Material Definitive Agreement

(a)     On December 6, 2005, the Compensation and Benefits Committee (the "Compensation Committee") of the Board of Directors of Anadarko Petroleum Corporation (the "Company") adopted a form of performance unit agreement under the Company's 1999 Stock Incentive Plan (the "Agreement"). All executive officers will be eligible to receive awards pursuant to the Agreement.

Under the Agreement, a participant may earn up to a certain number of "performance units." Each performance unit represents the value of one share of the Company's common stock. Payout of performance units is contingent upon the achievement of certain performance goals, based on total shareholder return and reserve replacement efficiency, over a predetermined performance period, as described further in the Agreement. Performance units earned for a given performance period will only be issued to a participant following the Compensation Committee's review and certification of the actual performance results for the applicable performance period. The Compensation Committee may pay out an award in cash, shares of Company common stock, or a combination of both.

A participant will receive the "target" amount of performance units in the event of death, disability, change of control, or involuntary termination (as such terms are used in the Agreement). If a participant retires before the end of a performance period, and the performance goals for such performance period are met, the participant will receive a pro rata portion of the performance units based on the number of months of employment completed during the performance period. If a participant terminates for any other reason, the award will be forfeited.

A copy of the form of Agreement is attached as Exhibit 10.1 to this Form 8-K.

(b)     On December 6, 2005, and in anticipation of James R. Larson's retirement from the Company at the end of 2005, the Compensation Committee of the Company's Board of Directors approved a bonus award of a $525,000 to Mr. Larson, Senior Vice President, related to the performance of services in the fiscal year ending December 31, 2005. The bonus was determined based on projected performance of the goals established in connection with the Company's annual Incentive Bonus Plan, which include specified operational, financial and safety performance goals, and also in consideration of Mr. Larson's role in executing several key Company initiatives. The bonus will be payable to Mr. Larson after January 1, 2006.

Item 9.01  Financial Statements and Exhibits
(c) Exhibits
10.1 Form of Performance Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

ANADARKO PETROLEUM CORPORATION
(Registrant)

December 9, 2005	By:	/s/ Charlene A. Ripley
Charlene A. Ripley - Vice President, General Counsel and Corporate Secretary